SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                (RULE 13d - 102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(b), (c) AND
              (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                             (Amendment No. ______)*

                                   JMXI, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    48206U104
                                 (CUSIP Number)

                                 April 25, 2003
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[x]      Rule 13d-1(c)
[ ]      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Black Horse Capital Management LLC

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)      [x]
         (b)      [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER

                  0

6.       SHARED VOTING POWER

                  1,897,983

7.       SOLE DISPOSITIVE POWER

                  0

8.       SHARED DISPOSITIVE POWER

                  1,897,983

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,897,983

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*   [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.3%

12.      TYPE OF REPORTING PERSON*

                  OO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Black Horse Capital LP

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)      [x]
         (b)      [ ]

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER

                  0

6.       SHARED VOTING POWER

                  1,897,983

7.       SOLE DISPOSITIVE POWER

                  0

8.       SHARED DISPOSITIVE POWER

                  1,897,983

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,897,983

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*   [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.3%

12.      TYPE OF REPORTING PERSON*

                  PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Dale Chappell

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)      [x]
         (b)      [ ]

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER

                  0

6.       SHARED VOTING POWER

                  1,897,983

7.       SOLE DISPOSITIVE POWER

                  0

8.       SHARED DISPOSITIVE POWER

                  1,897,983

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,897,983

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*   [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.3%

12.      TYPE OF REPORTING PERSON*

                  IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Brian Sheehy

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)      [x]
         (b)      [ ]

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER

                  0

6.       SHARED VOTING POWER

                  1,897,983

7.       SOLE DISPOSITIVE POWER

                  0

8.       SHARED DISPOSITIVE POWER

                  1,897,983

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,897,983

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*   [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.3%

12.      TYPE OF REPORTING PERSON*

                  IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a). Name of Issuer:  JMXI, Inc. (the "Issuer")

Item 1(b). Address of Issuer's Principal Executive Offices:

         900 West Shore Road
         Port Washington, New York  11050

Item 2(a). Name of Persons Filing:

         Black Horse Capital Management LLC
         Black Horse Capital LP
         Dale Chappell
         Brian Sheehy

Item 2(b). Address of Principal Business Office or, if None, Residence:

     The business address of each of the filing persons is 45 Rockefeller Plaza, 20th Floor, New York, New York 10111.

Item 2(c). Citizenship:

         Black Horse Capital Management LLC is a Delaware
          limited liability company
         Black Horse Capital LP is a Delaware limited partnership
         Dale Chappell is a U.S. citizen
         Brian Sheehy is a U.S. citizen

Item 2(d). Title of Class of Securities:  Common Stock

Item 2(e). CUSIP Number:  48206U104

Item 3. If This Statement is Filed Pursuant to Rule 13d 1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

          (a)     [ ]   Broker or dealer registered under Section 15
                        of the Exchange Act.

          (b)     [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.

          (c)     [ ]   Insurance company defined in Section 3(a)(19) of the
                        Exchange Act.

          (d)     [ ]   Investment company registered under Section 8 of the
                        Investment Company Act.

          (e)     [ ]   An investment adviser in accordance with
                        Rule 13d-1(b)(1)(ii)(E).

          (f)     [ ]   An employee benefit plan or endowment fund in
                        accordance with Rule 13d-1(b)(1)(ii)(F).

          (g)     [ ]   A parent holding company or control person in
                        accordance with Rule 13d-1(b)(1)(ii)(G).

          (h)     [ ]   A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act.

          (i)     [ ]   A church plan that is excluded  from the  definition of
                        an investment company under Section 3(c)(14) of the Investment Company Act;

          (j)     [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box [x]

Item 4.   Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:  1,897,983

         (b)      Percent of class:  5.3%

         (c)      Number of shares as to which such person has:

                   (i) Sole power to vote or to direct the vote

                           0

                   (ii) Shared power to vote or to direct the vote

                           The filing persons share the power to vote or direct the vote of 1,897,983 shares of the Issuer's common stock.

                   (iii) Sole power to dispose or to direct the disposition of

                           0

                  (iv) Shared power to dispose or to direct
                       the disposition of

                           The filing persons share the power to dispose or to direct the disposition of 1,897,983 shares of the Issuer's common stock.

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.   Identification and Classification of Members of the Group.

         See Exhibit B attached hereto.

Item 9.   Notice of Dissolution of Group.

         Not applicable.

Item 10.  Certification.

          By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.

Dated: April 28, 2003


          BLACK HORSE CAPITAL MANAGEMENT LLC


          By: /s/ Dale Chappell
              ----------------------------------
                Dale Chappell, Manager


          BLACK HORSE CAPITAL LP
          By: Black Horse Capital Management LLC,
                   as General Partner


                   By: /s/ Dale Chappell
                       ---------------------------------
                        Dale Chappell, Manager



          /s/ Dale Chappell
          ---------------------
          Dale Chappell



          /s/ Brian Sheehy
          ---------------------
          Brian Sheehy

                                    EXHIBIT A
                             JOINT FILING AGREEMENT

     The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of JMXI, Inc. dated April 28, 2003 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.


Dated: April 28, 2003


          BLACK HORSE CAPITAL MANAGEMENT LLC


          By: /s/ Dale Chappell
              ---------------------------------
                 Dale Chappell, Manager


          BLACK HORSE CAPITAL LP
          By: Black Horse Capital Management LLC,
                   as General Partner


                   By: /s/ Dale Chappell
                       -----------------------------
                        Dale Chappell, Manager



          /s/ Dale Chappell
          -----------------------
          Dale Chappell



          /s/ Brian Sheehy
          -----------------------
          Brian Sheehy

                                    EXHIBIT B
                     IDENTIFICATION OF MEMBERS OF THE GROUP


Black Horse Capital Management LLC
Black Horse Capital LP
Dale Chappell
Brian Sheehy